UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2023

SINGULARITY FUTURE TECHNOLOGY LTD.
(Exact name of registrant as specified in its charter)

Virginia	001-34024	11-3588546
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

98 Cutter Mill Road

Suite 322

Great Neck, NY 11021

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (718) 888-1814

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value	SGLY	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Appointment of Certain Officers; Compensatory Arrangements with Certain Officers

On May 1, 2023, Singularity Future Technology Ltd. (the “Company”) entered into an employment agreement with Mr. Dianjiang Wang and appointed him as the chief financial officer of the Company, effective immediately, with a term of one year. Under the employment agreement, Mr. Wang’s compensation shall consist of an annual base salary of $60,000, and a discretionary annual bonus. The employment agreement is filed herewith as Exhibit 10.1.

On May 1, 2023, pursuant to the bylaws of the Company, our board of directors (the “Board”) elected (i) Mr. Ziyuan Liu as a Class I director to serve until the annual meeting of stockholders for the fiscal year 2022, to fill the vacancy on the Board resulting from the resignation of Mr. Yang Jie, (ii) Mr. Haotian Song as a Class II director to serve until the annual meeting of stockholders for the fiscal year 2023, to fill the vacancy on the Board resulting from the resignation of Mr. Lei Cao, and (iii) Ms. Ling Jiang as a Class III independent director, Chairwoman of the Compensation Committee, a member of the Audit Committee, and a member of the Nominating and Corporate Governance Committee to serve until the annual meeting of stockholders for the fiscal year 2024, to fill the vacancy on the Board resulting from the resignation of Mr. John F. Levy. Ms. Ling Jiang’s compensation shall consist of an annual base salary of $50,000 for her services as a director and committee member. Mr. Ziyuan Liu and Mr. Haotian Song will not receive any compensation for their services as directors of the Company.

On May 2, 2023, the Board elected Mr. Ziyuan Liu as the new chairman of the Board.

Mr. Wang has been working for PKF China, a member firm of PKF International, a global network of independent accounting and consulting firms since March 2008, where he serves as the senior partner and held various other positions, including partner, senior audit manager, and audit manager. Prior to that, he served as the audit manager at China Fortune Holdings Limited (formerly known as Fortune Telecom Holdings Limited) (0110.HK), a company that sells and distributes mobile phones and digital products in China, from April 2005 to March 2008. From March 2003 to April 2005, Mr. Wang served as a senior auditor at Shanghai WanLong Certified Public Accountants Co., Ltd., an accounting firm in China. Mr. Wang obtained his bachelor’s degree in accounting from Northeastern University in China in 2001. Mr. Wang does not have any family relationships with any of the Company’s directors or executive officers.

Mr. Song is the founder and chief executive officer of HT Processing, a cross-border payment system provider with extensive knowledge into Chinese consumer spending habits in hospitality and retail industries, from June 2017 to April 2023. Prior to that, he served as the chief operating officer of Calabash Brothers LLC, an Asian e-commerce logistics company, from November 2021 to April 2022. From August 2013 to August 2017, Mr. Song worked for Go To Travel, a travel agency company providing Asian tour operators with exclusive wholesale access to top attraction tickets in the east coast, as its general manager. Mr. Song received his bachelor’s degree in business administration finance from Baruch College of the City University of New York in 2013. Mr. Song does not have any family relationships with any of the Company’s directors or executive officers.

Ms. Ling Jiang has served as the President and CEO of AliceJiang Enterprise Inc., a Canadian company that provides services in fintech consulting, since February 2018. She is also the CEO of Chaintime Blockchain Education Corp, a Canadian company that promotes new technology education that she co-founded in February 2019. In addition, she also co-founded in April 2019 Satoshi Capital Inc., a Canadian company that invests in fintech, biological science and technology industries.. From October 2017 to September 2018, Ms. Jiang served as the senior quality assurance manager in Roots Corporation (TSX: ROOT), a Canadian apparel retailer. Prior to that, she served as the production manager in Gongshow Corp., a Canadian apparel retailer, from August 2016 to September 2017. Prior to that, she worked for Moods of Norway, a Norwegian clothing brand, as a sourcing and quality manager from April 2014 to December 2015 in Norway. From June 2013 to March 2014, she served as a sourcing operation analyst for Lululemon Athletica (Nasdaq: LULU), a Canadian multinational athletic apparel retailer. Prior to that, she worked for Aritizia LP. (TSX: ATZ), a Canadian women’s fashion brand, as a senior sourcing and technical developer from March 2011 to May 2013. Prior to that and from February 2008,, she served as a designer in Robert Fines Company, a Canadian company that manufactures youth dance wear. Ms. Jiang obtained her bachelor’s degree in design from Ryerson University in Toronto, Canada, in 2008 and her bachelor’s degree in computer communication from the University of Electronics Science and Technology in China in 1983. She also holds an advanced diploma in Multimedia and Digital Design granted by Hi-Tech Institute of Canada in Toronto, Canada. Ms. Jiang does not have any family relationships with any of the Company’s directors or executive officers.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Executive Employment Agreement dated May 1, 2022
104	Cover Page Interactive Data File (Embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 4, 2023	Singularity Future Technology Ltd.

	By:	/s/ Ziyuan Liu
	Name:	Ziyuan Liu
	Title:	Chief Executive Officer

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